Exhibit 8.1

November 7, 2012

Dryrock Funding LLC
100 S. West Street,
Office 120
Wilmington, DE 19801

Re: Series 2012-2 Class A Notes

Ladies and Gentlemen:

          We have acted as counsel for Dryrock Funding LLC, a Delaware limited liability company, with respect to certain federal income tax aspects of the issuance of the Series 2012-2 Notes (the “Notes”). The Notes will be issued pursuant to the Indenture, dated as of August 1, 2012, and the Series 2012-2 Indenture Supplement, expected to be dated as of November 16, 2012, as more particularly described in the prospectus, dated November 7, 2012 (the “Base Prospectus”), and the preliminary prospectus supplement, dated November 7, 2012 (the “Preliminary Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to such series, each forming a part of the Registration Statement on Form S-3 (File Nos. 333-182087, 333-182087-01 and 333-182087-02) as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on June 13, 2012, and declared effective on October 5, 2012 (the “Registration Statement”).

          We hereby confirm that the statements set forth in the Preliminary Prospectus Supplement and the Base Prospectus relating to the Notes forming a part of the Registration Statement under the headings “Summary of Terms – Federal Income Tax Consequences” in the Preliminary Prospectus Supplement and “Federal Income Tax Consequences” in the Base Prospectus, which statements have been prepared by us, to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects, and we hereby adopt and confirm the opinions set forth therein. As more fully described in the previously referenced discussions in the Preliminary Prospectus Supplement and the Base Prospectus and the immediately succeeding paragraph, there can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

          This opinion letter is based on the facts and circumstances set forth in the Prospectus, and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof.

Dryrock Funding LLC
November 7, 2012

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Orrick, Herrington & Sutcliffe LLP under the captions “Summary of Terms – Federal Income Tax Consequences” in the Preliminary Prospectus Supplement and “Legal Matters” and “Federal Income Tax Consequences” in the Base Prospectus. In giving such consent, we do not admit that we are “experts,” within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP